Exhibit 99

NEWS
ANADARKO ANNOUNCES 2017 INITIAL CAPITAL PROGRAM AND GUIDANCE

HOUSTON, March 7, 2017 - Anadarko Petroleum Corporation (NYSE: APC) today announced its 2017 initial capital expectations and guidance. The company will also host an investor conference call tomorrow to discuss recent updates and expectations, including:

HIGHLIGHTS

•	Announced 2017 initial capital program of $4.5 to $4.7 billion(1)

•	Increased Wolfcamp A (Delaware Basin) net resources by 50 percent to more than 3 billion BOE

•	Increased DJ Basin development area net resources by 33 percent to more than 2 billion BOE

•	Improved margins per barrel significantly as a result of higher oil-production mix

•	Completed Eagleford divestiture increasing cash on hand as of March 3 to more than $5 billion

•	Expected 25-percent increase in oil sales volumes in 2017 relative to the prior year(2)

“Our 2017 initial capital program is designed to leverage our streamlined portfolio and sharpened focus on higher-margin oil production, which is expected to generate stronger returns and substantial cash flow to fund material growth over the next five years,” said Al Walker, Anadarko Chairman, President and CEO. “With a growing lower-risk resource base of more than 6.5 billion BOE (barrels of oil equivalent) in our premier U.S. focus areas of the Delaware and DJ basins, and the deepwater Gulf of Mexico, I believe Anadarko is poised to deliver exceptional value in 2017 and well beyond.
“In 2017, we plan to allocate approximately 80 percent of our total capital program toward our U.S. onshore upstream and midstream activities, and our expanded position in the deepwater Gulf of Mexico,” added Walker. “These investments provide the foundation for our increased five-year oil growth expectations of more than 15 percent on a compounded annual basis at current prices, and we are prepared to be flexible throughout the year if we see the opportunity in the Delaware and DJ basins to accelerate activity to capture additional value. Furthermore, sustained oil production from our deepwater Gulf of Mexico, Algeria and Ghana assets is expected to generate significant free cash flow to support growth and fund future value creation through exploration success and our LNG business.”

2017 Initial Capital Expectations ($4.5 - $4.7 Billion)(1)

By Area	Billions	By Type
U.S. Onshore	$1.9	U.S. Focus Areas*	80%
Deepwater & Int’l. Operations	1.1	Int’l. Cash Generation**	2%
Deepwater & Int’l. Exploration/LNG	0.8	Future Upside (Exploration & LNG)	15%
Midstream	0.6	Corporate	3%

Note: All amounts are approximates.
* U.S. onshore upstream and midstream, and deepwater Gulf of Mexico
** Algeria and Ghana operations

Initial Sales-Volume Expectations(2)

	2017 Initial Expectations	2016

Total (MMBOE)	235 – 239	210

Oil (MBOPD)	357 – 362	287

U.S. ONSHORE
During 2016, Anadarko high-graded its U.S. onshore portfolio by divesting a number of natural-gas-weighted assets and concentrating its top-tier positions in the Delaware and DJ basins, which resulted in an expected 25-percent increase in liquids composition from the U.S. onshore relative to 2015 on a same-store-sales basis.(2)
In the Delaware Basin in West Texas, Anadarko increased its estimated net resources in the Wolfcamp A formation by about 50 percent to more than 3 billion BOE of net resources. In addition, the company estimates it has more than 1 billion BOE of incremental potential upside on its acreage in the Wolfcamp B, C and D formations, the Bone Spring, and Avalon Shale opportunities. In 2017, the company plans to invest approximately $820 million in Delaware Basin upstream activities, with an additional $560 million of Anadarko capital allocated toward the expansion of its midstream backbone to enable future growth. Anadarko plans to average 10 to 14 operated drilling rigs during the year and drill more than 150 operated mid-lateral-equivalent wells.
In the DJ Basin of northeast Colorado, Anadarko increased its estimated net resources by about 33 percent as a result of improved recoveries and additional down-spacing opportunities. The company now estimates it has more than 2 billion BOE of net resources within its development area, with additional upside on its acreage in the greater DJ Basin. In 2017, Anadarko plans to invest approximately $840 million in DJ Basin upstream activities, average five to six operated rigs and drill approximately 290 mid-lateral-equivalent wells.

“We expect our current 2017 U.S. onshore capital allocation to deliver significant oil growth toward the end of the year as we overcome the effects of last year’s reduced activity levels on our shorter-cycle onshore opportunities,” added Walker. “We anticipate achieving an exit rate of approximately 50,000 barrels of oil per day in the Delaware Basin, which is more than 80-percent higher than 2016, and in the DJ Basin, we expect our oil-production exit rate to be about 100,000 barrels per day, a 30-percent increase over the prior year.”

DEEPWATER & INTERNATIONAL OPERATIONS
In 2017, Anadarko expects to invest approximately $1.1 billion in its deepwater Gulf of Mexico, Algeria and Ghana assets.
In the Gulf of Mexico, the company plans to continue leveraging its premier infrastructure position and drill approximately seven development tiebacks during the year. In addition, Anadarko expects to benefit from a full year of production from the recently acquired Freeport-McMoRan properties, which doubled Anadarko’s sales volumes to more than 160,000 BOE per day at the end of last year. Minimal capital investments are expected to be required in 2017 to maintain the steady, long-lived, high-margin oil production provided by the company’s strong cash-generating assets in Algeria and offshore Ghana.

DEEPWATER & INTERNATIONAL EXPLORATION AND LNG
Exploration and LNG development continue to be differentiating components of Anadarko’s business. In 2017, the company expects to invest approximately $770 million in its deepwater and international exploration program and LNG project in Mozambique.
During the year, Anadarko plans to drill up to 10 exploration/appraisal wells in the deepwater Gulf of Mexico, Côte d’Ivoire, and Colombia, where Anadarko recently added to its previous exploration success with another discovery at the Purple Angel prospect.
The company expects to continue advancing the Mozambique LNG project where it has made good progress on the legal and contractual framework, and recently submitted a Development Plan to the Government of Mozambique for the Golfinho/Atum discoveries.

CONFERENCE CALL TOMORROW AT 8 A.M. CST, 9 A.M. EST
Anadarko will host a conference call on Wednesday, March 8, 2017, at 8 a.m. Central Standard Time (9 a.m. Eastern Standard Time) to discuss its initial 2017 capital program and guidance. The dial-in number is 877.883.0383 in the U.S. or 412.902.6506 internationally. The confirmation number is 4377341. To access the live audio webcast and related presentation materials, please visit the investor relations section of the company’s website at www.anadarko.com. A replay of the conference call will also be available on the website for approximately 30 days following the call.

INVESTOR BOOK
Anadarko’s updated Investor Book is available on the company’s website at http://investors.anadarko.com/investor-kit.

Four pages of supplemental materials including the company’s initial 2017 guidance, updated hedging positions and a reconciliation of same-store-sales volumes are provided in the tables attached to this release.

(1) Does not include capital investments made by Western Gas Partners, LP (NYSE: WES).

(2) See the accompanying table for a reconciliation of same-store-sales volumes, which reflects both divestitures and acquisitions.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2016, the company had 1.72 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully execute upon its capital program; to meet financial and operating guidance contained in this news release; to meet the long-term goals identified in this news release; to successfully drill, complete, test and produce the wells identified in this news release; and to successfully plan, secure necessary government approvals, enter into long-term sales contracts, finance, build, and operate the necessary infrastructure and LNG park in Mozambique. See “Risk Factors” in the company’s 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to Investors: The United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Anadarko uses certain terms in this news release, such as “net resources,” “resource base,” “potential upside,” and similar terms that the SEC’s guidelines strictly prohibit Anadarko from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in Anadarko’s Form 10-K for the year ended Dec. 31, 2016, File No. 001-08968, available from Anadarko at www.anadarko.com or by writing Anadarko at: Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attn: Investor Relations. This form may also be obtained by contacting the SEC at 1-800-SEC-0330.

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Anadarko Contacts

MEDIA:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736

INVESTORS:
Robin Fielder, robin.fielder@anadarko.com, 832.636.1462
Jim Grant, james.grant@anadarko.com, 832.636.8320
Pete Zagrzecki, pete.zagrzecki@anadarko.com, 832.636.7727

Anadarko Petroleum Corporation
Financial and Operating External Guidance
2017 Q1 Guidance

Note: Guidance excludes 2017 sales volumes associated with the Eagleford and Marcellus* divestitures.

	1st-Qtr.			Full-Year
	Guidance (see Note)			Guidance (see Note)
	Units			Units

Total Sales Volumes (MMBOE)	59	—	61	235	—	239
Total Sales Volumes (MBOE/d)	656	—	678	644	—	655

Oil (MBbl/d)	351	—	356	357	—	362

United States	253	—	256	273	—	276
Algeria	70	—	71	59	—	60
Ghana	28	—	29	25	—	26

Natural Gas (MMcf/d)

United States	1,260	—	1,300	1,165	—	1,195

Natural Gas Liquids (MBbl/d)

United States	96	—	100	90	—	93
Algeria	5	—	7	5	—	6

	$ / Unit			$ / Unit
Price Differentials vs. NYMEX (w/o hedges)

Oil ($/Bbl)	(4.90)	—	(0.90)	(5.10)	—	(1.00)

United States	(6.00)	—	(2.00)	(6.00)	—	(2.00)
Algeria	(2.00)	—	2.00	(2.00)	—	2.00
Ghana	(2.00)	—	2.00	(2.00)	—	2.00

Natural Gas ($/Mcf)

United States	(0.35)	—	(0.15)	(0.35)	—	(0.15)

*    Pending

Anadarko Petroleum Corporation
Financial and Operating External Guidance
2017 Q1 Guidance

Note: Guidance excludes 2017 sales volumes associated with the Eagleford and Marcellus* divestitures.

	1st-Qtr.			Full-Year
	Guidance (see Note)			Guidance (see Note)
	$ MM			$ MM
Other Revenues
Marketing and Gathering Margin	75	—	85	380	—	400
Minerals and Other	55	—	75	180	—	200

Costs and Expenses
	$ / BOE			$ / BOE
Oil & Gas Direct Operating	3.90	—	4.10	4.00	—	4.50
Oil & Gas Transportation	3.40	—	3.60	3.50	—	3.65
Depreciation, Depletion, and Amortization	15.75	—	16.10	17.80	—	17.90
Production Taxes (% of Product Revenue)	6.5%	—	7.5%	6.5%	—	7.5%

	$ MM			$ MM

General and Administrative	260	—	280	1,000	—	1,050
Other Operating Expense	20	—	30	30	—	40
Exploration Expense
Non-Cash	210	—	240	450	—	550
Cash	55	—	75	235	—	255
Interest Expense (net)	215	—	230	845	—	865
Other (Income) Expense	(5)	—	5	(15)	—	—

Taxes
Algeria (100% current)	60%	—	70%	60%	—	70%
Rest of Company (100% deferred)	5%	—	15%	30%	—	40%

Noncontrolling Interest	70	—	75	255	—	275

Avg. Shares Outstanding (MM)
Basic	551	—	553	552	—	554
Diluted	552	—	554	553	—	555

Capital Investment (Excluding Western Gas Partners, LP)	$ MM			$ MM

APC Capital Expectations	950	—	1,150	4,500	—	4,700
__________________________________________________________________
*    Pending

Anadarko Petroleum Corporation
Commodity Hedge Positions
As of March 7, 2017

		Weighted Average Price per barrel
	Volume (MBbls/d)	Floor Sold	Floor Purchased	Ceiling Sold
Oil
Three-Way Collars
2017
WTI	68	$40.00	$50.00	$58.84
Brent	23	$40.00	$50.00	$62.64
	91	$40.00	$50.00	$59.80

	Volume	Weighted Average Price per MMBtu
	(Thousand
	MMBtu/d)	Floor Sold	Floor Purchased	Ceiling Sold
Natural Gas
Three-Way Collars
2017	682	$2.00	$2.75	$3.60

2018	250	$2.00	$2.75	$3.54

Anadarko Petroleum Corporation
Reconciliation of Same-Store Sales

Average Daily Sales Volumes

	Oil	Natural Gas	NGLs	Total
	MBbls/d	MMcf/d	MBbls/d	MBOE/d
Quarter Ended March 31, 2016
U.S. Onshore	130	1,128	71	389
Deepwater Gulf of Mexico	58	85	7	79
International and Alaska	93	—	6	99
Same-Store Sales	281	1,213	84	567
Divestitures**	34	1,090	44	260
Total	315	2,303	128	827

Quarter Ended June 30, 2016
U.S. Onshore	127	1,127	77	392
Deepwater Gulf of Mexico	56	73	6	74
International and Alaska	81	—	5	86
Same-Store Sales	264	1,200	88	552
Divestitures**	32	988	43	240
Total	296	2,188	131	792

Quarter Ended September 30, 2016
U.S. Onshore	131	1,067	79	388
Deepwater Gulf of Mexico	65	77	6	84
International and Alaska	93	—	7	100
Same-Store Sales	289	1,144	92	572
Divestitures**	28	859	37	208
Total	317	2,003	129	780

Quarter Ended December 31, 2016
U.S. Onshore	125	1,099	80	388
Deepwater Gulf of Mexico	69	82	8	91
International and Alaska	107	—	8	115
Acquisitions*	12	11	1	15
Same-Store Sales	313	1,192	97	609
Divestitures**	23	689	27	165
Total	336	1,881	124	774

Year Ended December 31, 2016
U.S. Onshore	129	1,105	77	390
Deepwater Gulf of Mexico	62	79	7	82
International and Alaska	93	—	6	99
Acquisitions*	3	3	—	4
Same-Store Sales	287	1,187	90	575
Divestitures**	29	906	38	218
Total	316	2,093	128	793

*	Includes volumes related to the acquisition of Gulf of Mexico assets on December 15, 2016.

**	Includes East Chalk, Wamsutter, Ozona, Elm Grove, Hugoton, Hearne, Carthage, Eagleford, and Marcellus (pending).